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                                                                    Exhibit 10.3


                               INSURANCE AGREEMENT

                  INSURANCE AGREEMENT, dated as of January 1, 2002, by and between BARNES & NOBLE, INC., a Delaware corporation having an office located at 122 Fifth Avenue, New York, New York 10011 ("B&N") and GAMESTOP CORP., a Delaware corporation having an office located at 2250 William D. Tate Avenue, Grapevine, Texas 76051 ("GameStop").

                              W I T N E S S E T H:

                  WHEREAS, B&N and GameStop desire to enter into this Insurance Agreement pursuant to which B&N shall allow GameStop to participate in certain insurance coverage with B&N on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Services.

                  (a) During the term of this Agreement, B&N shall obtain for GameStop property, casualty (including, without limitation, automobile, general liability and workers' compensation), and crime, fiduciary, ocean cargo and directors' and officers' liability and multimedia liability insurance on an annual basis, and surety insurance on an as needed basis. This Agreement shall become effective upon the consummation of the initial public offering of shares of the Class A Common Stock, $.001 par value per share, of GameStop.

                  (b) The services referred to in Section 1(a) above shall be provided upon the same terms and conditions as they are provided to B&N, its subsidiaries and their respective employees. B&N shall not provide itself, its subsidiaries or their respective employees with any priority or preference with respect to such services.

         2.       Payment.

                  (a) In full consideration for the services referred to in
Section 1(a) above, GameStop shall pay B&N GameStop's pro rata share of all costs related to obtaining and maintaining property, casualty (including, without limitation, automobile, general liability and workers' compensation), and crime, ocean cargo, directors' and officers' liability and multimedia liability insurance during the applicable period, including, without limitation, the cost of insurance premiums, brokers' commissions, "paid losses", claim processing fees, letters of credit fees, monopolistic state premiums and GameStop's pro rata share of all costs incurred by B&N in the operation of its risk management department. Unless otherwise agreed to by GameStop and B&N, GameStop's pro rata share shall be determined as follows:
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                           (i) GameStop's pro rata cost of property insurance
premiums shall be based upon the aggregate value of all GameStop's property covered by such insurance divided by the aggregate value of all property covered by such insurance.

                           (ii) GameStop's pro rata cost of general liability,
automobile liability and workers' compensation insurance premiums shall be calculated annually based upon the aggregate amount of payroll expenses attributable to GameStop and its subsidiaries during the applicable fiscal year divided by the aggregate amount of payroll expenses attributable to B&N and all of its subsidiaries, determined on a consolidated basis, for such fiscal year.

                           (iii) GameStop's pro rata cost of crime, ocean cargo,
directors' and officers' liability and multimedia liability insurance premiums shall be calculated annually based upon the aggregate amount of sales attributable to GameStop and its subsidiaries during the applicable fiscal years divided by the aggregate amount of sales attributable to B&N and all of its subsidiaries, determined on a consolidated basis, for such fiscal years.

                           (iv) In addition, GameStop shall pay B&N for the cost
of obtaining any surety bonds needed by GameStop.

                  (b) GameStop shall pay the amount due to B&N for GameStop's proportionate share of the above-described costs on a monthly basis, or on such other basis as the parties shall mutually agree.

                  (c) If any of the payments referred to in this Section 2 are not made when due, GameStop shall pay interest on such overdue amount at the annual rate of 2% over the prime rate publicly announced from time to time by the bank serving as the administrative agent on B&N's principal credit facility.

         3. Termination. This Agreement shall continue in full force and effect until terminated as provided in this Section 3.

                  (a) By B&N. B&N may terminate this Agreement in whole, or in part with respect to any of the services referred to in Section 1(a) above, upon 180 days' prior written notice to GameStop.

                  (b) By GameStop. GameStop may terminate this Agreement in whole, or in part with respect to any of the services referred to in Section 1(a) above, upon [180] days' prior written notice to B&N.

                  (c) Termination for Default. In the event that either party defaults in its obligations hereunder, and such default continues for more than thirty (30) days after notice thereof from the non-defaulting party, then the non-defaulting party may terminate this Agreement upon written notice to the defaulting party.


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                  (d) Termination upon Bankruptcy or Change of Control. This
Agreement shall terminate automatically upon the occurrence of any of the following events, unless the parties shall agree in writing otherwise and, in the case of an event described in Section 3(d)(iii)(A) below, the insurance carriers agree to continue to provide such insurance:

                           (i) Either B&N or GameStop shall (A) apply for or
consent to the appointment of, or the taking possession by, a receiver, custodian, trustee, examiner, liquidator or the like of itself or of all or any substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Federal Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), or (D) file a petition as a debtor seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its debts.

                           (ii) A proceeding or case shall be commenced against
either B&N or GameStop without such party's application or consent, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner or liquidator or the like of such party or of all or any substantial part of its property, or (C) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days. (iii) Any "Unrelated Person" (as hereinafter defined) or any Unrelated Persons acting as a "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with any affiliates thereof which are Unrelated Persons, (A) acquires or acquire (whether through legal or "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act), by contract or otherwise), directly or indirectly, the right to vote more than 50% of the total voting power of all classes of voting stock of GameStop then outstanding, or (B) shall have elected, or caused to be elected, a sufficient number of its or their nominees to the Board of Directors of GameStop such that the nominees so elected (regardless of when elected) shall collectively constitute a majority of such Board of Directors. "Unrelated Person" shall mean any person or entity other B&N and any of its subsidiaries.

                  (e) Effect of Termination. In the event this Agreement is terminated in whole or in part, as provided in this Section 3, GameStop shall have no obligation to pay for those services as to which such termination is effective, provided, however, that GameStop shall be obligated to pay a pro rata portion of the amount that it would have been obligated to pay for such terminated services based upon the number of days during the applicable month or period that GameStop actually received such services; and, provided, further that in the event that B&N is unable to receive reimbursement of any portion of insurance premiums already paid to an insurance carrier that are attributable to GameStop, then GameStop shall continue to be liable for such premiums through the end of the applicable period in which such insurance coverage is


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provided. The pro rata payment shall be made at the time set forth in Section 2 above, together with any other payments then due pursuant to said Section 2. In addition, with respect to the "paid losses" referred to in Section 2(a)(i) above, GameStop shall be responsible for any "paid losses" that result from insurance claims based on events occurring prior to the date of termination of this Agreement, even if such claims are made and/or paid by B&N and/or the applicable insurance carrier on or after such date of termination.

         4. Inspection. GameStop and its agents and representatives, at GameStop expense, shall have the right to examine the books and records of B&N that relate to the costs and expenses referred to in this Agreement, provided, however, that such examination may only be conducted during regular business hours and upon five (5) business days' prior written notice.

         5. Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be delivered by hand, by nationally recognized overnight courier, or by certified or registered first class United States mail, return receipt requested, postage prepaid, addressed as follows:

                           If to B&N, to:

                           Barnes & Noble, Inc.
                           122 Fifth Avenue
                           New York, New York  10011
                           Attn: Chief Financial Officer

                           If to GameStop to:

                           GameStop Corp.
                           2250 William D. Tate Avenue
                           Grapevine, Texas  76051
                           Attn: Chief Financial Officer

                  Any party may change its address for notices in the manner set forth in this Section 5.

         6. Assignment; Binding Effect. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that either party may assign its rights and obligations hereunder to one or more of its subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

         7. Further Assurances. Each party shall cooperate, take such further action and execute such further documents as may be reasonably requested by the other parties in order to carry out the terms of this Agreement and the transactions contemplated hereby.


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         8. Independent Contractors. The parties to this Agreement are independent contractors, and nothing in this Agreement is intended to make any party hereto an agent or partner of, or joint venturer with, any other party. Neither party shall have any authority whatsoever, whether express or implied, to bind any other party.

         9. Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and shall not be modified, amended or terminated, nor shall any provisions hereof be waived, except by a writing signed by the parties hereto.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in the State of New York.

         11. Headings. The Section headings used in this Agreement are for the convenience of the parties only, are not substantive, and shall not be used to interpret or construe any of the provisions of this Agreement.

         12. Invalidity. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, then such provision shall be deemed modified so that such provision is enforceable to the maximum extent possible, and any such invalidity shall not affect any of the other provisions of this Agreement.

         13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Insurance Agreement as of the date first above written.

                                        BARNES & NOBLE, INC.



                                        By: /s/ Maureen O'Connell
                                           ------------------------------
                                        Name: Maureen O'Connell
                                        Title: Chief Financial Officer


                                        GAMESTOP CORP.


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                                        By: /s/ David Carlson
                                            -----------------------------
                                        Name: David Carlson
                                        Title: Chief Financial Officer